CONSENT OF INDEPENDENT ACCOUNTANTS

Flag Investors Real Estate Securities Fund, Inc.

We consent to the inclusion of our report dated January 29, 1998 on our audit of the financial statements and financial highlights of Flag Investors Real Estate Securities Fund, Inc., in the Statement of Additional Information with respect to this Post-Effective Amendment No. 7 to the Registration Statement (No. 33-78648) on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of Flag Investors Real Estate Securities Fund, Inc. We also consent to the reference to our Firm under the headings "General Information" and "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information.


/s/ COOPERS & LYBRAND L.L.P.
----------------------------
COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center



Philadelphia, Pennsylvania
April 24, 1998